Exhibit 5.1

Claire Keast-Butler
+44 20 7556 4211
ckeastbutler@cooley.com

Amryt Pharma plc
Dept 920a, 196 High Road
Wood Green
London N22 8HH
United Kingdom

11 May 2022

Ladies and Gentlemen:

Re:	Amryt Pharma plc — Registration Statement on Form F-3 — Exhibit 5.1

1.	INTRODUCTION

1.1
We have acted as English legal advisers to Amryt Pharma plc, a public limited company incorporated in England and Wales (the “Company”), in connection with the preparation and filing on the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) of a registration statement on Form F-3 (the “Registration Statement”), including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”).  We have taken instructions solely from the Company.

1.2
The Registration Statement relates to the registration for issue and sale by the Company of American Depositary Shares (the “ADSs”) each representing five ordinary shares with a nominal value of £0.06 each in the capital of the Company (the “Ordinary Shares” and together with the ADSs to be issued and sold under the Registration Statement, the “Securities”) to the public in a registered offering or offerings, with an aggregate offering price of up to US$150,000,000.

1.3	We are rendering this letter at the request of the Company in connection with the Registration Statement.

1.4
Except as otherwise defined in this letter, capitalised terms used have the respective meanings given to them in the Registration Statement and headings are for ease of reference only and shall not affect interpretation.

1.5
All references to legislation in this letter are to the legislation of England unless the contrary is indicated, and any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof, as in force on the date of this letter.

2.	DOCUMENTS

For the purpose of issuing this letter, we have reviewed the following documents only:

2.1	a PDF copy of the Registration Statement (including the Base Prospectus) filed with the SEC on 11 May 2022; and

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2.2
a PDF executed copy of a certificate dated 11 May 2022 signed by the Company’s company secretary (the “Secretary’s Certificate”) relating to certain factual matters as at the date of the Secretary’s Certificate and having annexed thereto copies (certified by the Company’s company secretary as being true, complete, accurate and up-to-date in each case) of the following documents:

(a)
the minutes of the general meeting of the Company held at 14:00 (UK time) on 28 July 2021 (the “General Meeting”) at which it was resolved, inter alia, to authorise the directors to (i) allot shares in the capital of the Company or to grant rights to subscribe for or to convert any security into shares in the Company, up to a maximum aggregate nominal amount of (a) £6,376,506 (such amount to be reduced by the nominal amount allotted or granted under (b)) and (b) £12,753,012 (such amount to be reduced by any allotment or grant made under (a)) in connection with or pursuant to an offer by way of a rights issue; and (ii) allot equity securities pursuant to such authority as if the statutory pre-emption rights contained in section 561(1) of the Companies Act 2006 (the “Companies Act”) did not apply to such allotment up to a maximum aggregate nominal amount of £3,826,286 (other than in connection with a pre-emptive offering) (the “2021 General Meeting Resolutions”);

(b)
a PDF copy of the written resolutions passed by the board of directors of the Company (the “Board” or the “Directors”) on 3 May 2022 (i) approving the Registration Statement and (ii) authorising the Chief Executive Officer and the Chief Financial Officer of the Company and any of their designees (each an “Authorised Officer”) to cause the Registration Statement to be prepared, executed and filed with the SEC (the “Board Written Resolutions”); and

(c)
a PDF copy of the current articles of association of the Company adopted on 28 July 2021 (the “Articles”), the certificate of incorporation of the Company dated 17 July 2019, the certificate of incorporation on re-registration of the Company as a public company dated 13 September 2019 and the certificate of incorporation on change of name dated 24 September 2019.

3.	SEARCHES

In addition to examining the documents referred to in paragraph 2 (Documents), we have carried out the following searches only:

3.1	an online search at Companies House in England and Wales (“Companies House”) with respect to the Company, carried out at 9:48 a.m. (London time) on 11 May 2022 (the “Online Search”); and

3.2
a telephone enquiry at the Companies Court in London of the Central Registry of Winding-up Petitions in England and Wales with respect to the Company, carried out at 10:32 a.m. (London time) on 11 May 2022 (the “Telephone Enquiry” and, together with the Online Search, the “Searches”).

4.	OPINIONS

Subject to the assumptions set out in paragraph 5 (Assumptions), the scope of the opinions set out in paragraph 6 (Scope of Opinions) and the reservations set out in paragraph 7 (Reservations), we are of the opinion that as at the date of this letter:

4.1	The Company has been duly incorporated and is existing as a public company with limited liability under English law.

4.2
The Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Company, or that any petition for the winding-up of the Company has been presented.

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4.3
The Ordinary Shares, when issued, delivered and paid for as contemplated in the Registration Statement and any relevant Prospectus, and in accordance with the terms of a duly authorised, executed and delivered purchase, underwriting or similar agreement, will be validly issued, fully paid or credited as fully paid, and will not be subject to any call for payment of further capital.

5.	ASSUMPTIONS

In giving the opinions in this letter, we have assumed (without making enquiry or investigation) that:

5.1
all signatures, stamps and seals on all documents are genuine. All original documents are complete, authentic and up-to-date, and all documents submitted to us as a copy (whether by email or otherwise) are complete and accurate and conform to the original documents of which they are copies and that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the documents since they were examined by us;

5.2	where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

5.3	each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom they claim to be and holds the office that they claim to hold;

5.4	where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or similar arrangement;

5.5	all documents, forms and notices which should have been delivered to Companies House in respect of the Company have been and will be so delivered;

5.6
the information revealed by the Searches is true, accurate, complete and up-to-date in all respects, and there is no information which should have been disclosed by the Searches that has not been disclosed for any reason and there has been no alteration in the status or condition of the Company since the date and time that the Searches were made, and that the results of the Searches will remain true, complete, accurate and up-to-date as at the date of the Registration Statement and as at each date on which the Company allots or issues Ordinary Shares (each, a “Bring-Down Date”);

5.7
no notice has been received by the Company which could lead to the Company being struck off the register of companies under section 1000 of the Companies Act and no such notice shall have been received as at each Bring-Down Date;

5.8	the Articles remain in full force and effect and no alteration has been made or will be made to the Articles as at the date of this letter and as at each Bring-Down Date;

5.9	the Securities will be sold or issued in accordance with a duly authorised, executed and delivered purchase, underwriting or similar agreement;

5.10
to the extent that the obligations of the Company under any purchase, underwriting or similar agreement pursuant to which Securities will be sold or issued or any other document to be entered into in connection with any offering of Securities pursuant to the Registration Statement and any relevant Prospectus (each a “Relevant Agreement” and collectively, the “Relevant Agreements”) may be dependent upon such matters, each of the parties to such Relevant Agreement:

(a)	is duly organised, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation;

(b)
is in compliance, generally, with all applicable laws, rules and regulations to which it is subject, its constitutional documents and any judicial or administrative judgements, awards, injunctions or orders binding upon it or its property;

(c)	has the capacity, power and authority to execute, deliver and perform the Relevant Agreements;

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(d)
is duly qualified to engage in the activities contemplated by the Relevant Agreements and will not be in breach of any of its respective obligations under any document, contract, instrument or agreement as a result of its entry into and performance of its obligations under the Relevant Agreements;

(e)
is authorised under all applicable laws of its jurisdiction and domicile to submit to the jurisdiction of the relevant courts or arbitral tribunal specified in such Relevant Agreement and has validly submitted to such jurisdiction; and

(f)	has or will have validly authorised, executed and delivered all relevant documents,

and that each of the foregoing remains the case as at each Bring-Down Date;

5.11
each Relevant Agreement (and any other documents referred to therein) constitutes or will constitute legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws and that each of the Relevant Agreements will remain in full force and effect at each Bring-Down Date;

5.12
there is an absence of fraud or mutual mistake of fact or law or any other arrangements, agreements, understandings or course of conduct or prior or subsequent dealings amending, rescinding or modifying or suspending any of the terms of any of the Relevant Agreements or which would result in the inclusion of additional terms therein, and that the parties have acted and will act in accordance with the terms of each of the Relevant Agreements;

5.13
in relation to the Registration Statement and any relevant Prospectus and the transactions contemplated thereby, the Directors have acted and will act in the manner required by section 172 of the Companies Act and that each issuance of Securities pursuant to the Registration Statement and any relevant Prospectus will be made in good faith and on bona fide commercial terms and on arms’ length terms and for the purposes of carrying on the business of the Company;

5.14
the Company is, and the Company and each party to the Relevant Agreements will at all relevant times remain, in compliance with all applicable anti-corruption, anti-money laundering, anti-terrorism, sanctions and human rights laws and regulations;

5.15
the Registration Statement has become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded prior to each Bring-Down Date, and the Prospectus has been filed with the SEC and an appropriate prospectus supplement with respect to the Securities has been prepared, delivered and filed in compliance with the Securities Act and the rules and regulations thereunder prior to any issue of Securities;

5.16
the General Meeting was duly convened and held on 28 July 2021 at which all constitutional, statutory and other formalities were duly observed, a quorum of shareholders were present throughout and the 2021 General Meeting Resolutions referred to in paragraph 2.2 (Documents) were duly passed and have not been revoked or varied and remain in full force and effect as at the date of this letter and each Bring-Down Date, and that all filings required to be made with Companies House in connection therewith were made within the relevant time limits as at the date of this letter and each Bring-Down Date;

5.17
the resolutions set out in the Board Written Resolutions referred to in paragraph 2.2 (Documents) were validly passed as written resolutions in accordance with the Articles, that all eligible Directors (being all the Directors who would have been entitled to vote on the matter had it been proposed as a resolution at a Directors’ meeting, but excluding any Director whose vote is not to be counted in respect of a particular matter) have signed one or more copies of the Board Written Resolutions, that all relevant provisions of the Companies Act and the Articles were complied with and the Articles were duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote) and such resolutions were duly adopted, and have not been revoked or varied and remain in full force and effect and will remain in full force and effect as at each Bring-Down Date;

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5.18
the Ordinary Shares contemplated to be offered under the Registration Statement and any relevant Prospectus will be allotted and issued pursuant to the authority and power granted to the Directors pursuant to section 551 and section 570 of the Companies Act, respectively and as applicable, under the 2021 General Meeting Resolutions, and that authority and that power are and shall remain unutilised to a sufficient extent to enable the allotment and issue of any Ordinary Shares contemplated to be issued pursuant to the Registration Statement and any relevant Prospectus, and that the Directors shall not allot or issue (or purport to allot or issue) any Ordinary Shares and shall not grant rights (or purport to grant rights) to subscribe for any Ordinary Shares, or convert any security into Ordinary Shares, in excess of such authorities or powers or in breach of any other limitation on their authority or power to allot and issue shares or grant rights to subscribe for, or convert any security into, Ordinary Shares;

5.19
if any Ordinary Shares are to be allotted and issued after the expiration date of the 2021 General Meeting Resolutions or if the 2021 General Meeting Resolutions have been fully utilised at the relevant time, such Ordinary Shares shall be allotted and issued pursuant to an authority and power granted to the Directors pursuant to section 551 and section 570 or 571 of the Companies Act at a general meeting of the Company duly convened and held at which all constitutional, statutory and other formalities will be duly observed, a quorum of shareholders will be present throughout and the relevant resolutions will have been duly passed and will not have been revoked or varied and will remain in full force and effect, and that all filings required to be made with Companies House in connection therewith will have been made within the relevant time limits;

5.20	any issue of Securities shall have been duly approved by the Board or a duly authorised committee of the Board in accordance with the Articles and the requirements of all applicable laws;

5.21	all Ordinary Shares will be duly allotted by the Board or a duly authorised committee of the Board in accordance with the Articles and the requirements of all applicable laws;

5.22
the resolutions of the Board or any duly authorised committee referred to in paragraphs 5.20 and 5.21 above will be passed at a duly constituted and convened meeting of the Board and all constitutional, statutory and other formalities will be duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote), a quorum will be present throughout, the requisite majority of Directors will vote in favour of approving the resolutions and the resolutions passed at that meeting of the Board will be duly adopted, will not have been revoked or varied prior to each Bring-Down Date and will remain in full force and effect as at each Bring-Down Date;

5.23
the resolutions of the shareholders of the Company referred to in paragraph 5.19 will be duly passed as resolutions of the Company, all constitutional, statutory and other formalities will be observed and such resolutions will not have expired and will not be revoked or varied prior to each Bring-Down Date and will remain in full force and effect as at each Bring-Down Date;

5.24
the contents of the Secretary’s Certificate were true and not misleading when given and remain true and not misleading as at the date of this letter and will remain so as at each Bring-Down Date, and there is no fact or matter not referred to in the Secretary’s Certificate which would make any of the information in the Secretary’s Certificate inaccurate or misleading;

5.25	no Ordinary Shares will be allotted or issued, or are or shall be committed to be allotted and issued, at a discount to their nominal value (whether in dollars or equivalent in any other currency);

5.26
at the time of each allotment and issue of Ordinary Shares, the Company shall have received in full payment for such shares in an amount of “cash consideration” (as defined in section 583(3) of the Companies Act) equal to the aggregate subscription price for such shares, such amount not being less than the aggregate nominal value for such shares, and the Company shall have entered the holder or holders thereof in the register of members of the Company showing that all such shares have been fully paid up as to their nominal value and any premium thereon as at the date of each such allotment;

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5.27
any right to purchase Ordinary Shares will be exercised, and Ordinary Shares to which holders of Securities are entitled thereupon will be allotted and issued, in accordance with the terms of the Relevant Agreements and the relevant Securities;

5.28
there will be no fact or matter (such as bad faith, coercion, duress, undue influence or a mistake or misrepresentation before or at the time any agreement or instrument is entered into, a subsequent breach, release, waiver or variation of any right or provision, an entitlement to rectification or circumstances giving rise to an estoppel) which might affect the allotment and issue of any Securities that may be issued pursuant to the Registration Statement and any relevant Prospectus;

5.29
as at the date of this letter and each Bring-Down Date, the Company has not and will not have taken any corporate or other action and no steps have been or will be taken or legal proceedings have been or will be started against the Company for the liquidation, winding-up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not and will not be unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986, as amended (the “Insolvency Act”) or will become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated in this letter, is insolvent or has been or will be dissolved or declared bankrupt;

5.30
all agreements and documents examined by us that are governed by the laws of any jurisdiction other than England are on the date of this letter legal, valid and binding under the laws by which they are (or are expected to be) governed, and will remain so on each Bring-Down Date;

5.31
there are no provisions of the laws of any jurisdiction outside England that would have any implication for the opinion which we express in this letter and that, insofar as the laws of any jurisdiction outside England may be relevant to this letter, such laws have been and will be complied with;

5.32
all statements of fact and representations and warranties as to matters of fact (except as to matters expressly set out in the opinions given in this letter) contained in or made in connection with any of the documents examined by us were true and correct as at the date given and are true and correct at today’s date and as at each Bring-Down Date and no fact was omitted therefrom which would have made any of such facts, representations or warranties incorrect or misleading;

5.33
all consents, licences, approvals, authorisations, notices, filings and registrations that are necessary under any applicable laws or regulations in connection with the transactions contemplated by the Registration Statement have been or will be duly made or obtained and are, or will be, in full force and effect;

5.34
no Securities have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000, as amended (the “FSMA”), the EU Prospectus Regulation (Regulation (EU) 2017/1129) as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “Withdrawal Act”) (the “UK Prospectus Regulation”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Securities in breach of section 21 (Restrictions on financial promotion) of the FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

5.35
in issuing Securities, the Company is not carrying on a regulated activity for the purposes of section 19 of FSMA and each person involved in or dealing with the Company in connection with the offering of the Securities which is carrying on, or purporting to carry on, a regulated activity (within the meaning of section 19 (The general prohibition) of the FSMA) is an authorised person or exempt person under the FSMA;

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5.36
all applicable provisions of the EU Market Abuse Regulation (Regulation (EU) No 596/2014) as it forms part of domestic law in the United Kingdom by virtue of the Withdrawal Act (“UK MAR”), the UK Prospectus Regulation, the FSMA, the Financial Services Act 2012 (the “FS Act”), and all rules and regulations made pursuant to UK MAR, the UK Prospectus Regulation, the FSMA and the FS Act, have been and will be complied with as regards anything done in relation to the Securities or otherwise in relation to the Registration Statement and any relevant Prospectus and the transactions contemplated thereby in, from or otherwise involving England (including, without limitation, articles 14 (Prohibition of insider dealing and of unlawful disclosure of inside information) and 15 (Prohibition of market manipulation) of UK MAR, sections 19 (The general prohibition) and 21 (Restrictions on financial promotion) of the FSMA and sections 89 (Misleading statements), 90 (Misleading impressions) and 91 (Misleading statements etc. in relation to benchmarks) of the FS Act);

5.37
the Company’s place of central management and control is not, and will not be as at each Bring-Down Date, the UK, the Channel Islands or the Isle of Man for the purposes of the City Code on Takeovers and Mergers; and

5.38
no application has been or will be made for any Securities to be listed or admitted to trading on a regulated market, multilateral trading facility or organised trading facility situated or operating in the United Kingdom.

6.	SCOPE OF OPINIONS

6.1	The opinions given in this letter are limited to English law as it would be applied by English courts on the date of this letter.

6.2
We express no opinion in this letter on the laws of any other jurisdiction. We have not investigated the laws of any country other than England and we assume that no foreign law affects any of the opinions stated in paragraph 4 (Opinions).

6.3
We express no opinion as to any agreement, instrument or other document other than as specified in this letter. For the purposes of giving the opinions in paragraph 4 (Opinions), we have only examined and relied on those documents set out in paragraph 2 (Documents) and made those searches and enquiries set out in paragraph 3 (Searches), respectively. We have made no further enquiries concerning the Company or any other matter in connection with the giving of the opinions in paragraph 4 (Opinions).

6.4	No opinion is expressed with respect to taxation in the United Kingdom or otherwise in this letter.

6.5
We have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted therefrom.

6.6
The opinions given in this letter are given on the basis of each of the assumptions set out in paragraph 5 (Assumptions) and are subject to each of the reservations set out in paragraph 7 (Reservations) to this letter.  The opinions given in this letter are strictly limited to the matters stated in paragraph 4 (Opinions) and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

6.7
This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter the opinion given in this letter.

6.8
We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion in the Registration Statement and any relevant Prospectus, or that no material facts have been omitted therefrom.

6.9	This letter is given by Cooley (UK) LLP and no partner or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.

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6.10
This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by and shall be construed in accordance with English law as at the date of this letter.

7.	RESERVATIONS

7.1	The Online Search described at paragraph 3.1 (Searches) is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding-up of a company;

(b)	an administration order has been made; or

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed,

since notice of these matters may not be filed with the Registrar of Companies in England and Wales immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately.

In addition, such a company search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented.

7.2
The Telephone Enquiry described at paragraph 3.2 (Searches) relates only to a compulsory winding-up and is not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding-up has been presented, since details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions in England and Wales immediately or, in the case of a petition presented to a County Court in England and Wales, may not have been notified to the Central Registry of Winding-up Petitions in England and Wales and entered on such records at all, and the response to an enquiry only relates to the period of approximately four years prior to the date when the enquiry was made. We have not made enquiries of any District Registry or County Court in England and Wales.

7.3
The opinions set out in this letter are subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory.

7.4	We express no opinion as to matters of fact.

7.5	We have made no enquiries of any individual connected with the Company.

7.6
The opinion set out in paragraph 4.3 (Opinions) relates only to Ordinary Shares offered or sold from time to time pursuant to the Registration Statement that are new Ordinary Shares issued by the Company from time to time following the date of the Registration Statement.  We express no opinion in respect of any securities of the Company existing as at the date of this opinion which may be offered or sold from time to time.

8.	DISCLOSURE AND RELIANCE

8.1
This letter is addressed to you solely for your benefit in connection with the Registration Statement and the transactions contemplated thereunder. We consent to the filing of this letter as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the Rules.

8.2
This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose, without our prior written consent, which may be granted or withheld at our sole discretion.

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Yours faithfully

/s/ Cooley (UK) LLP

Cooley (UK) LLP